UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 28, 2021

Marin Software Incorporated

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35838	20-4647180
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 Mission Street, 27th Floor San Francisco, California 94105		94105
(Address of Principal Executive Offices)		(Zip Code)

(415) 399-2580

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	MRIN	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

(e)

Restoration of Annual Base Salaries of Named Executive Officers after 2020 Reductions

As previously disclosed by Marin Software Incorporated (the “Company”) in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 21, 2020, in order to help address and respond to the effects of the COVID-19 pandemic on its business, on May 20, 2020, the Board of Directors of the Company (the “Board”) approved, effective as of June 1, 2020, a 20% reduction to the annual base salaries of each of Christopher Lien, the Company’s Chief Executive Officer (“CEO”) and principal executive officer, Robert Bertz, the Company’s Chief Financial Officer (“CFO”) and principal financial officer, and Wister Walcott, the Company’s Executive Vice President, Product and Technology (“EVP” and together with the CEO and CFO, the “NEOs”), each of whom is a named executive officer disclosed in the Summary Compensation Table included in the Company’s definitive proxy statement for its 2020 annual meeting of stockholders and filed with the SEC on April 16, 2020 (such reductions, the “Original Salary Reductions”).

As described in a Current Report on Form 8-K filed with the SEC on August 12, 2020, on August 11, 2020, the Board approved revising such previous reductions to the annual base salaries of the NEOs from 20% of their previous annual base salaries to 10% of their previous annual base salaries, effective as of August 1, 2020.

On January 28, 2021, the Board approved restoring, effective as of January 1, 2021, the annual base salaries of the NEOs to the annual base salaries that were in effect prior to the Original Salary Reductions.  Effective as of January 1, 2021, the annual base salaries of each of the NEOs is as set forth below:

Named Executive Officer	Annual Base Salary
Christopher Lien, Chief Executive Officer	$400,000
Wister Walcott, Executive Vice President, Product and Technology	$300,000
Robert Bertz, Chief Financial Officer	$275,000

2020 Bonuses for Named Executive Officers

On January 28, 2021, the Board approved cash bonuses for the year ended December 31, 2020 for each of the NEOs in the amounts as set forth below, which the Board determined to set at an amount equal to 50% of the annual bonus target for each NEO that was previously established by the Board for the prior year ended December 31, 2019, and which was calculated based on the annual base salary of each NEO in effect prior to the Original Salary Reductions.  Such annual bonus targets were 100% of annual base salary for Mr. Lien and 50% of annual base salary for each of Mr. Walcott and Mr. Bertz.

Named Executive Officer	2020 Bonus Amount
Christopher Lien, Chief Executive Officer	$200,000
Wister Walcott, Executive Vice President, Product and Technology	$75,000
Robert Bertz, Chief Financial Officer	$68,750

Amended Change in Control and Severance Agreement for Mr. Bertz

On January 28, 2021, the Board also approved the Company’s entry into an amended and restated change in control and severance agreement (the “Severance Agreement”) with Mr. Bertz, effective as of January 28, 2021, which includes the following terms:

•

The Severance Agreement provides for an initial three-year term, subject to automatic renewal for successive three-year terms measured from the initial expiration date of January 28, 2024. Mr. Bertz will be entitled to certain severance benefits if he is subject to (a) a Separation (as defined in the Severance Agreement) within three months prior to or 12 months following a Change in Control (as defined in the Severance Agreement) as a result of the Company or its successor terminating his employment for any reason other than Cause (as defined in the Severance Agreement) or Mr. Bertz voluntarily resigning his employment for Good Reason (as defined in the Severance Agreement) (a “CIC Qualifying Termination”); or (b) a Separation that is not a CIC Qualifying Termination, but which results from the Company terminating Mr. Bertz’s employment for any reason other than Cause or Mr. Bertz voluntarily resigning his employment for Good Reason (a “Qualifying Termination”).

•

In the event of a CIC Qualifying Termination, Mr. Bertz would be entitled to receive severance benefits equal to 12 months of his then-current annual base salary, 100% of his annual target bonus at the then-current rate, and the monthly benefits premium under COBRA for 12 months. In addition, the shares underlying all unvested equity awards held by him immediately prior to such termination, including awards that would otherwise vest only upon satisfaction of performance criteria subject to the following sentence, will become vested and exercisable in full as to 100% of the then unvested shares subject to the equity award. For equity awards that would otherwise vest only upon satisfaction of performance criteria, the foregoing acceleration will be measured as if all applicable performance criteria were achieved at target levels, except to the extent otherwise provided in the award agreement evidencing such award.

•

In the event of a Qualifying Termination, Mr. Bertz would be entitled to receive severance benefits equal to six months of his then current annual base salary, 50% of his annual target bonus at the then-current rate, and the monthly benefits premium under COBRA for three months.

The foregoing summary of the Severance Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Severance Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Marin Software Incorporated

Date: February 3, 2021	By:	/s/ Robert Bertz
Robert Bertz
Chief Financial Officer

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